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                                                                    EXHIBIT 99.2

                          FINE.COM INTERNATIONAL CORP.
                          1525 Fourth Avenue, Suite 800
                         Seattle, Washington 98101-2915

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                           ON TUESDAY, AUGUST 31, 1999

      NOTICE IS HEREBY GIVEN that a special meeting of shareholders of fine.com International Corp. will be held at the Century Square Plaza Building, 16th Floor, Room 1625, located at 1501 Fourth Avenue, Seattle, Washington, on Tuesday, August 31, 1999, at 8:00 a.m., local time, for the following purposes:


      (1) To consider and vote upon approval of the Agreement and Plan of Merger dated as of May 17, 1999 among fine.com, ARIS Corporation, ARIS Interactive, Inc., a wholly owned subsidiary of ARIS, Daniel M. Fine, Frank Hadam and Herbert L. Fine, pursuant to which fine.com will be merged into ARIS Interactive. Pursuant to the merger agreement:

            - fine.com will merge with and into ARIS Interactive, and ARIS Interactive will be the surviving corporation;

            - each outstanding share of fine.com common stock will be converted into the right to receive shares of ARIS common stock or a combination of shares of ARIS common stock and cash as described in the proxy statement/prospectus that accompanies this notice;

            - each outstanding fine.com warrant to purchase one share of fine.com common stock will be converted into the right to purchase the consideration to be paid for each share of fine.com common stock in the merger; and

            - each outstanding fine.com option to purchase fine.com common stock will be converted into one ARIS option to purchase shares of ARIS common stock, based on the exchange ratio in computing the Merger Consideration.

            The complete text of the merger agreement is attached as Annex A to the accompanying proxy statement/prospectus.

      (2) To transact such other business as may properly come before the special meeting and any adjournment or postponement of the special meeting.

      Pursuant to the bylaws of fine.com, the board of directors has fixed the close of business on July 30, 1999 as the record date for the determination of the shareholders entitled to notice of and to vote at the special meeting or any adjournment of the special meeting. Shareholders of fine.com are entitled to assert statutory dissenters' rights in the merger, as described in more detail in the accompanying proxy statement/prospectus.

                                    By Order of the Board of Directors,

                                    Timothy J. Carroll
                                    Secretary
Seattle, Washington
August ___, 1999

YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES THAT YOU OWN. EACH SHAREHOLDER, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, IS REQUESTED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE. ANY PROXY GIVEN BY A SHAREHOLDER MAY BE REVOKED AT ANY TIME BEFORE IT IS EXERCISED. ANY SHAREHOLDER PRESENT AT THE SPECIAL MEETING MAY REVOKE HIS OR HER PROXY AND VOTE PERSONALLY ON EACH MATTER BROUGHT BEFORE THE SPECIAL MEETING. IF YOU ARE A SHAREHOLDER WHOSE SHARES ARE NOT REGISTERED IN YOUR OWN NAME, HOWEVER, YOU WILL NEED ADDITIONAL DOCUMENTATION FROM YOUR RECORD HOLDER TO VOTE PERSONALLY AT THE SPECIAL MEETING. PLEASE DO NOT SEND ANY CERTIFICATES FOR YOUR SHARES AT THIS TIME.